UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13D
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 3)*

Derma Sciences, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

249827502
(CUSIP Number)

Broadfin Capital, LLC 300 Park Avenue, 25th Floor New York, New York 10022 Telephone - (212) 808-2460
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 11, 2017
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.240.13d-1(e), 240.13d‑1(f) or 240.13d-1(g), check the following box [ x ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	249827502

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Broadfin Capital, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	[_]
	(b)	[x]

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

AF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	[_]

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER

0

8.	SHARED VOTING POWER

0

9.	SOLE DISPOSITIVE POWER

0

10.	SHARES DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

0

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14.	TYPE OF REPORTING PERSON

OO

CUSIP No.	249827502

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Broadfin Healthcare Master Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	[_]
	(b)	[x]

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

WC

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	[_]

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER

0

8.	SHARED VOTING POWER

0

9.	SOLE DISPOSITIVE POWER

0

10.	SHARES DISPOSITIVE POWER	[_]

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

0

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14.	TYPE OF REPORTING PERSON

CO

CUSIP No.	249827502

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Kevin Kotler

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	[_]
	(b)	[x]

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

AF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	[_]

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER

0

8.	SHARED VOTING POWER

0

9.	SOLE DISPOSITIVE POWER

0

10.	SHARES DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
0

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14.	TYPE OF REPORTING PERSON

IN

CUSIP No.	249827502

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Broadfin Healthcare Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	[_]
	(b)	[x]

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

AF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	[_]

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER

0

8.	SHARED VOTING POWER

0

9.	SOLE DISPOSITIVE POWER

0

10.	SHARES DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
0

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14.	TYPE OF REPORTING PERSON

PN

CUSIP No.	249827502

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Broadfin Healthcare Offshore Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	[_]
	(b)	[x]

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

AF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	[_]

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER

0

8.	SHARED VOTING POWER

0

9.	SOLE DISPOSITIVE POWER

0

10.	SHARES DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
0

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14.	TYPE OF REPORTING PERSON

CO

CUSIP No.	249827502

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Broadfin Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	[_]
	(b)	[x]

3.	SEC USE ONLY

4.	SOURCE OF FUNDS

AF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	[_]

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.	SOLE VOTING POWER

0

8.	SHARED VOTING POWER

0

9.	SOLE DISPOSITIVE POWER

0

10.	SHARES DISPOSITIVE POWER

0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
0

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14.	TYPE OF REPORTING PERSON

OO

CUSIP No.	249827502

The following constitutes Amendment No. 3 to Schedule 13D filed by the undersigned ("Amendment No. 3").  This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restates as follows:

The Shares owned by Broadfin Master were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases as set forth in Schedule B, which is incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer.
Item 5 is hereby amended and restated as follows:

(a)-(c)
As of the date of this Amendment, none of the Undersigned beneficially own any Common Stock of the Issuer.

Schedule B annexed hereto lists all transaction in the Common Stock during the past sixty days by the Undersigned.

(d)	Not applicable.

(e)	As stated above, the Undersigned ceased to be the beneficial owners of more than 5% of the Common Stock of the Issuer as of January 11, 2017.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 13, 2017
(Date)

BROADFIN CAPITAL, LLC

By: /s/ Kevin Kotler
Kevin Kotler, Managing Member

KEVIN KOTLER
/s/ Kevin Kotler

BROADFIN HEALTHCARE MASTER FUND, LTD.

By: /s/ Kevin Kotler
Kevin Kotler, Director

BROADFIN HEALTHCARE FUND, L.P.
By: Broadfin Advisors, LLC
General Partner

By: /s/ Kevin Kotler
Kevin Kotler, Managing Member

BROADFIN HEALTHCARE OFFSHORE FUND, LTD.

By: /s/ Kevin Kotler
Kevin Kotler, Director

BROADFIN ADVISORS, LLC

By: /s/ Kevin Kotler
Kevin Kotler, Managing Member

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Schedule A

AGREEMENT

The undersigned agree that this Schedule 13D/A, dated January 13, 2017, relating to the Common Stock par value $0.01 per share of Derma Sciences, Inc. shall be filed on behalf of the undersigned.

January 13, 2017
(Date)

BROADFIN CAPITAL, LLC

By: /s/ Kevin Kotler
Kevin Kotler, Managing Member

KEVIN KOTLER
/s/ Kevin Kotler

BROADFIN HEALTHCARE MASTER FUND, LTD.

By: /s/ Kevin Kotler
Kevin Kotler, Director

BROADFIN HEALTHCARE FUND, L.P.
By: Broadfin Advisors, LLC
General Partner

By: /s/ Kevin Kotler
Kevin Kotler, Managing Member

BROADFIN HEALTHCARE OFFSHORE FUND, LTD.

By: /s/ Kevin Kotler
Kevin Kotler, Director

BROADFIN ADVISORS, LLC

By: /s/ Kevin Kotler
Kevin Kotler, Managing Member

SCHEDULE B

Transactions in the Shares During the Past Sixty Days

Share of Common Stock Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale
BROADFIN HEALTHCARE MASTER FUND, LTD.

(1,000,000)	6.9506	1/11/2017

(1,562,104)	6.9500	1/11/2017

SK 25125 0001 7391834